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                          VOTING TRUST AGREEMENT


      THIS AGREEMENT made between Pine Resources Corporation (the
"Shareholder"), and James C.M. Robertson and Simon James Scrimgeour (collectively, the "Trustees").

      WHEREAS the Shareholder is the indirect holder of 1,620,000 shares (the "Shares") in ICHOR Corporation (the "Corporation"), a corporation organized under the laws of the State of Delaware; and

      WHEREAS each of the Trustees has agreed to act as voting trustee of the Shares;

      FOR VALUE RECEIVED, the parties agree as follows:

      1.    Transfer of Stock to Trustee.  The Shareholder, simultaneously
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with the execution of this Agreement, shall cause the Shares to be assigned and delivered to the Trustees, to be held subject to the terms of this Agreement indefinitely, or until the Shares are sold by the Shareholder. The Trustees immediately shall cause the Shares to be transferred to themselves, as Trustees, on the books of the Corporation, and shall endorse across the face of all certificates held by them hereunder the following legend:

      "This certificate is held subject to a voting trust agreement, a copy of which is in the possession of James C.M. Robertson and/or Simon James Scrimgeour, as trustees."

      2.    Voting.  At all meetings of shareholders of the Corporation,
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and in all proceedings affecting the Corporation, the Trustees shall vote the Shares in such manner as they may determine in their sole discretion.

      3.    Liability of Trustee.  The Trustees shall not be liable for
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the consequences of any vote cast in good faith.

      4.    Assignment of Shares.  The beneficial interest in any Shares
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may be transferred by a separate instrument of assignment, which shall refer to the provisions of this Agreement. Upon delivery of a copy of such assignment to the Trustees, the assignee shall be deemed the beneficial owner of such Shares for all purposes of this Agreement.

      5.    Withdrawal of Shares.  The Shareholder may not withdraw the
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Shares from this Agreement at any time.  If at any time during the term of this Agreement, the Shareholder causes the transfer of the beneficial interest in any or all of the Shares subject to this Agreement to an unaffiliated third party, such assignee shall have the right to withdraw the Shares from this Agreement by making written demand upon the Trustees for a return of the Shares, accompanied by a certification that such assignee is not affiliated with Shareholder. The Trustees as soon as possible, but not later than three days after the receipt of such demand, shall assign and deliver to the assignee the Shares so demanded, properly endorsed for transfer to the assignee.


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      6.    Dividends.  Shareholder shall be entitled to receive payments
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from the Trustees equal to the cash dividends received by the Trustees on the Shares deposited by Shareholder. If dividends are declared in voting stock of the Corporation, the Trustees shall retain such stock, which shall be deemed to have been deposited under the terms of this Agreement, provided that the Trustees notify Shareholder of the declaration of such dividends. Stock dividends declared in stock without voting power shall be assigned immediately to the Shareholders by the Trustees.

      7.    Replacement of Trustees.  Shareholder may replace any Trustee
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for cause.  Cause means the filing of a petition in bankruptcy by a
Trustee, arrest for a felony, an order of a court that the Trustee is not competent, a conflict of interest between the Trustee's duties as a voting trustee and other interests of the Trustee, or willful misconduct by the Trustee. In the event a Trustee is replaced hereunder, the remaining Trustee shall select a replacement Trustee within three business days, which replacement Trustee shall be acceptable to the Shareholder. If the replacement Trustee is not acceptable to the Shareholder, the Shareholder shall so notify the Trustees within two business days. An alternative Trustee shall be then selected by the remaining Trustee, who must also be acceptable to the Shareholder under the procedures established above.

      8.    Qualification of Trustees.  A Trustee may have no economic
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interest in the Corporation or in the Shareholder or any affiliate thereof. Each Trustee shall be required to certify to Shareholder on June 30 of each year that the Trustee fulfils such requirements.

      9.    Termination.  This Agreement shall terminate when no Shares
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remain subject to the terms of the Agreement as a result of transfers by
Shareholder. Upon the termination of this Agreement, the Trustee shall assign and deliver to any unaffiliated assignee of Shareholder the Shares to which each is beneficially entitled.

      10.   Binding Effect.  This Agreement shall enure to the benefit of
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and be binding upon the Shareholder, its successors and assigns, and upon the Trustees.

      11.   Entire Agreement.  This Agreement constitutes the entire
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agreement between the parties with respect to the subject matter and supersedes all prior negotiations and understandings.

      12.   Notices.  All notices or other documents under this Agreement
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shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties at their last known addresses.

      13.   Non-waiver.  No delay or failure by a party to exercise any
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right under this Agreement and no partial, or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

      14.   Headings.  Headings in this Agreement are for convenience only
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and shall not be used to interpret or construe its provisions.


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      15.   Governing law.  This Agreement shall be construed in
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accordance with and governed by the laws of the Province of British
Columbia.

      16.   Time.  Time shall be of the essence in this Agreement.
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      17.   Counterparts.  This Agreement may be executed in two or more
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counterparts and by facsimile, and such counterparts as so executed shall together constitute one original document, and such counterparts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the Agreement.

      In witness whereof, the parties have signed this Agreement effective the 20th day of April, 2000.

                                    PINE RESOURCES CORPORATION


                                    By: /s/ R. Ian Rigg
                                        -----------------------
                                        R. Ian Rigg


                                    TRUSTEES

                                    /s/ James C.M. Robertson
                                    --------------------------
                                    James C.M. Robertson


                                    /s/ Simon James Scrimgeour
                                    --------------------------
                                    Simon James Scrimgeour